[GRAPHICS – LOGO]                                                            Stradley Ronon Stevens &Young, LLP

2600 One Commerce Square

Philadelphia, PA 19103-7098

   Telephone: (215) 564-8000

April 14, 2015

Board of Trustees

Franklin Mutual Series Funds,

on behalf of the Franklin Mutual Quest Fund

101 John F. Kennedy Parkway

Short Hills, NJ 07078-2702

Subject:      Registration Statement on Form N‑14

Ladies and Gentlemen:

We have acted as counsel to the Franklin Mutual Series Funds (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended.  The purpose of the Registration Statement is to register shares to be issued by the Franklin Mutual Quest Fund (the “Quest Fund”), a series of the Trust, in connection with the acquisition of substantially all of the assets of the Franklin Mutual Recovery Fund (the “Recovery Fund”) by and in exchange solely for full and fractional Class A, Class C and Class Z shares of beneficial interest, without par value (the “Shares”), of the Quest Fund (the “Transaction”).

We have reviewed the Trust’s Agreement and Declaration of Trust (“Declaration of Trust”) and By-laws (“By-laws”), each as amended to date, resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Trust’s Board of Trustees (the “Plan”),  and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.         The Shares of the Quest Fund will be issued in accordance with the Trust’s Declaration of Trust and By-laws, each as amended to date, the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares and the Transaction.

2.         The Shares will be issued against payment therefor as described in the Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Board of Trustees

Franklin Mutual Series Funds,

on behalf of the Franklin Mutual Quest Fund

April 14, 2015

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

By:       /s/ Kenneth L. Greenberg

         Kenneth L. Greenberg, Esq., a Partner

# 1371005 v. 1